Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Gary L. Fischer Chief Financial Officer gfischer@axt.com Leslie Green Green Communications Consulting, LLC leslie@greencommunicationsllc.com

AXT, Inc. Announces Long-Term Supplier Agreement with Lumentum

FREMONT, Calif., July 29, 2026 – AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it entered into a definitive agreement with Lumentum Operations, LLC for the supply and capacity reservation of indium phosphide wafer substrates.

“We are very pleased to announce an agreement with Lumentum and to be a key supplier to their indium phosphide requirements over the coming years,” said Morris Young, chief executive officer of AXT, Inc.

Under the terms of the agreement, AXT has agreed to reserve a minimum annual commitment of indium phosphide by Lumentum for a period beginning upon entry into the agreement, running through December 31st, 2031, and to support any additional capacity that may be required. In consideration for the reservation of the product capacity, Lumentum has agreed to pay AXT an initial deposit of $43,500,000, due within thirty business days after entry into the agreement, and a second deposit of $43,500,000, with the timing and terms surrounding payment to be subsequently determined during calendar year 2028. The deposits shall be applied as shipment credits towards the purchase of the products, until such deposit is exhausted.

For more details, please see the company’s filings on Form 8-K.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity, passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at https://investors.axt.com.

Safe Harbor Statement

This press release contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for example, our entry into a definitive agreement with Lumentum, our ability to meet the terms of this agreement, and our ability to meet Lumentum’s future demands and needs for our indium phosphide wafer substrates. Please refer to the company’s filings made with the Securities and Exchange Commission for more information on these and other factors described and captioned “Risk Factors” in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

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